Exhibit 10.12
Datadog, Inc.
    620 8th Avenue, 45th Floor
New York, NY 10018
(866) 329-4466
www.datadoghq.com

January 5, 2022

Sean Walters
Sean1w@aol.com

Sean,
Datadog, Inc. (the “Company”) is pleased to update the original terms of your employment set forth in the letter agreement dated February 9, 2018 (the “Original Offer Letter”) as follows:
1.Position. Your title will be Chief Revenue Officer and in this role you will initially report to the Company’s Chief Executive Officer. This remains a full time, exempt position. Your principal workplace will be New York, New York. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Base Salary. In this role, and effective as of January 1, 2022, the Company will pay you a starting salary of $15,000.00 per pay period (equivalent to $360,000.00 annually), payable in accordance with the Company’s standard payroll schedule. This salary may be subject to adjustment pursuant to the Company’s compensation policies in effect from time to time.
3.Bonus. Subject to the approval of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) your annual bonus target will be $360,000.00. The bonus will be determined and paid following the completion of the calendar year in the sole discretion of the Compensation Committee based on a review of your performance and the performance of the Company in accordance with a bonus plan to be established by the Compensation Committee. You must be actively employed on December 31 of the pertinent year and on the payment date in order to be eligible for the bonus.
4.Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in a number of Company-sponsored benefits which are outlined in the benefits guide.
5.Equity Award. Subject to the approval of the Compensation Committee (the “Administrator”), you will be granted a restricted stock unit award with respect to shares of the Company’s Class A Common Stock with a value of $12 million as determined by the Administrator based on the volume weighted average price during the month of January (the “RSU”). The RSU will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2019 Equity Incentive Plan (the “2019 Plan”), as described in the 2019 Plan and the applicable RSU Agreement. The RSUs will vest over a four-year schedule in accordance with the Company’s standard policy and the applicable RSU Agreement.
6.Proprietary Information and Inventions Agreement. You remain subject to the Proprietary Information and Inventions Agreement you executed on February 9, 2018.
7.Severance Benefits. You will be eligible for severance benefits in accordance with the Severance Agreement attached hereto as Exhibit A.

8.Employment Relationship. Your employment with the Company continues to be for no specific period of time. Your employment with the Company remains “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause, subject to the severance benefits described in paragraph 7 above. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s employment policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
9.Other Required Conditions. This offer of employment is contingent on satisfactory completion of a D&O questionnaire to be provided to you by the Company.
10.Tax Matters.
a)Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions as required by law.
b)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
11.Interpretation, Amendment and Enforcement. This letter agreement, the PIAA, and the Severance Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any dispute.
[signature page follows]

You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning it to me.

Sincerely,
DATADOG, INC.
By: /s/ Olivier Pomel
Name: Olivier Pomel
Title: Chief Executive Officer

I ACKNOWLEDGE RECEIPT OF, AND AGREE TO THE TERMS OF, THIS LETTER AGREEMENT (INCLUDING SALARY, PAY RATE AND PAYDAY INFORMATION). I ADVISED DATADOG THAT MY PRIMARY LANGUAGE IS ENGLISH, AND WAS GIVEN THIS LETTER AGREEMENT IN ENGLISH BECAUSE IT IS MY PRIMARY LANGUAGE.
By: /s/ Sean Walters        Date: January 5, 2022

3